Exhibit 31.2

SECTION 302 CERTIFICATION

I, Peter J. Pounds, certify that:1

1.	I have reviewed this quarterly report on Form 10-Q/A of GCI, Inc. for the period ended September 30, 2013; and

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: March 6, 2014	/s/ Peter J. Pounds
Peter J. Pounds
Chief Financial Officer, Secretary, Treasurer, and Director

1 Paragraph 3 is omitted since no financial statements are included in the amended filing. Paragraphs 4 and 5 are omitted since the amendment does not contain an amendment to the Regulation S-K Item 307 and 308 disclosures regarding the evaluation of disclosure controls and procedures and internal controls over financial reporting.